Exhibit 10.2

INVESTMENT ADVISORY MANAGEMENT AGREEMENT
BETWEEN
BLACKHAWK CAPITAL GROUP BDC, INC.
AND
BARAK ASSET MANAGEMENT, LLC

Investment Advisory Management Agreement made this 31st day of October 2006, by and between BLACKHAWK CAPITAL GROUP BDC, INC., a Delaware corporation (the "Corporation"), and BARAK ASSET MANAGEMENT, LLC., a New York limited liability corporation (the "Adviser").

WHEREAS, the Corporation is a business development company ("BDC") regulated under the Investment Company Act of 1940, as amended (the "Investment Company Act");

WHEREAS, the Adviser is an investment adviser registered under the Investment Advisers Act of 1940, as amended (the "Advisers Act"); and

WHEREAS, the Corporation desires to retain the Adviser to furnish investment services to the Corporation on the terms and conditions hereinafter set forth with respect to certain assets (the “Portfolio”), and the Adviser wishes to be retained to provide such services pursuant to and in compliance with the BDC provisions under the Investment Company Act, the other applicable provisions of the Investment Company Act and the Advisers Act.

NOW, THEREFORE, in the consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.  Duties of the Adviser.

(a)
The Corporation hereby employs the Adviser to act as an investment adviser to the Corporation, subject to the supervision of the Board of Directors of the Corporation, for the period and upon the terms herein set forth, (i) in accordance with the investment objectives, policies and restrictions that are set forth in the Corporation's Form 1-E and related Offering Circular, to be dated November __, 2006, to be filed with the Securities and Exchange Commission ("SEC"), and as the same shall be amended from time to time and provided to the Adviser (the "Blackhawk Investment Objectives and Policies"), (ii) in accordance with the Investment Company Act and (iii) during the term of this Agreement in accordance with all other applicable federal and state laws, rules and regulations, and [the Corporation's certificate of incorporation, as amended, and by-laws, in each case as provided to you from time to time]. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement, (i) determine the composition of the Portfolio of the Corporation, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify, evaluate and negotiate the structure of investments made by the Corporation with respect to the Portfolio; (iii) close and monitor the Corporation's investments with respect to the Portfolio; (iv) determine the securities and other assets that the Corporation will purchase, retain, or sell in the Portfolio; (v) perform due diligence on prospective portfolio companies; and (vi) provide the Corporation with such other investment advisory, research and related services as the Corporation may, from time to time, reasonably require for the investment of the Portfolio. The Adviser acknowledges that it is one of the investment advisers retained or to be retained by the Corporation and that Adviser's retention by the Corporation is not exclusive. The Adviser shall have the power and authority on behalf of the Corporation to effectuate its investment decisions for the Corporation’s Portfolio, including the execution and delivery of all documents relating to the Corporation's investments within the Portfolio. In the event that the Corporation determines to acquire debt financing, the Adviser will arrange for such financing on the Corporation's behalf, subject to the oversight and approval of the Corporation's Board of Directors. Subject to the approval of the Board of Directors of the Corporation, if it is necessary for the Adviser to make investments on behalf of the Corporation through a special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle in accordance with the Investment Company Act. The Adviser shall invest and reinvest the assets in such stocks, bonds, or other property of any kind, as it deems in the best interest of the Corporation to achieve the investment objectives designated by the Corporation on the Corporation and consistent with the Blackhawk Investment Objectives and Policies.

(b)
Valuation of Account. The Adviser shall determine the fair market value of assets held in the Portfolio at least quarterly, based primarily on the periodic statements issued by the custodial broker dealer and other information supplied by the issuer(s) of the securities in the accounts in which the Portfolio is held.

(c)
Disbursement of Account. The Corporation may advise the Adviser that the Corporation intends to withdraw monies from its accounts on a regular basis as designated on the Client Instruction Form. If the Corporation elects to withdraw monies at any other time, the Corporation agrees to provide written notice to the Adviser pursuant to Section 11.

(d)	Adviser Acceptance. The Adviser hereby accepts such engagement and agrees during the term hereof to render the services described herein for the compensation provided herein.

(e)
Sub-Adviser. Subject to the requirements of the Investment Company Act and the approval of the Board of Directors of the Corporation, the Adviser is hereby authorized to enter into one or more sub-advisory agreements with other investment advisers (each, a "Sub-Adviser") pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder. Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Corporation's investment objective and policies set forth in the Blackhawk Investment Objectives and Policies, and work, along the Adviser, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Corporation, subject to the compensation payable to any Sub-Adviser. Any sub-advisory agreement entered in by the Adviser shall be in accordance with the requirements of the Investment Company Act and other applicable federal and state law and approved by the Corporation.

(f)
Independent Contractor. The Adviser shall for all purposes herein provided be deemed to be an independent contractor and, expect as expressly provided or authorized herein, shall have no authority to act for or represent the Corporation in any way or otherwise be deemed an agent of the Corporation.

(g)
Books and Records. The Adviser shall keep and preserve for the period required by the Advisers Act any books and records relevant to the provision of its investments advisory services to the Corporation and shall specifically maintain all books and records with respect to the Corporation's portfolio transactions and shall render to the Corporation's Board of Directors such periodic and special reports as the Board may reasonably request. The Adviser agrees that all records that it maintains for the Corporation are the property of the Corporation and will surrender promptly to the Corporation any such records upon the Corporation's request, provided that the Adviser may retain a copy of such records.

2.  Corporation's Responsibilities and Expenses Payable by the Corporation. All investment professionals of the Adviser and its staff, when and to the extent engaged in providing investment advisory and management services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, will be provided and paid for by the Adviser and not by the Corporation. The Corporation will bear all other costs and expenses of its operations and transactions, including (without limitation) those relating to: organization and offering; calculating the Corporation's net asset value (including the cost and expenses of any independent valuation firm); expenses incurred by the Adviser payable to third parties, including agents, consultants or other advisors, in monitoring financial and legal affairs for the Corporation and in monitoring the Corporation's investments and performing due diligence on its prospective portfolio companies; interest payable on debt, if any, incurred to finance the management fees; administration fees, if any; fees payable to third parties, including agents, consultants or other advisors, relating to, or associated with, evaluating and making investments; transfer agent and custodial fees; federal and state registration fees; if applicable, all costs of registration and listing the Corporation's shares on any securities exchange; federal, state and local taxes; independent Directors' fees and expenses; costs of preparing and filing reports or other documents required by the SEC; cost of any report, proxy statements or other notices to stockholders, including printing costs; the Corporation's allocable portion of the fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums; direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs; and all other expenses incurred by the Corporation in connection with administering the Corporation's business.

3.  Accounts. The parties hereto agree as follows:

(a)
Establishment of Accounts. The Adviser shall establish such accounts in the name of the Corporation with a custodian, as are necessary to account for the Portfolio’s assets and any additions, income, receipts and disbursements in connection therewith. The accounts will be established upon receipt of proper notice from the custodian that cash and securities are ready to be deposited by the Corporation in an account designated by the custodian as a custodial account to be managed by the Adviser and the duties of the Adviser shall commence upon receipt of such assets.

(b)
Executive Services. The Corporation agrees that the Adviser shall have full authority and discretion to select any broker or dealer, including affiliates of the Adviser, to act as broker in effecting any transaction in respect of the account. If the Adviser’s affiliate acts as the broker-dealer, the affiliate shall charge a brokerage commission similar to the full service commission schedule as published and in effect. If the affiliated broker-dealer executes transactions for this account as principal any mark-up or markdown will be in accordance with the NASD Rules of Fair Practice. These commissions shall be in addition to the advisory fees charged by the Adviser pursuant to this Agreement. The Adviser shall instruct the carrying brokerage firm to forward to the Corporation and to any designated interested parties copies of all brokerage confirmations promptly after execution of transactions.

(c)
Custodian Services. The Adviser shall not act as custodian for the account or take or have possession of any assets of the Corporation. The custodian for the account may be a brokerage firm designated by the Adviser or a third party selected by the Corporation.

4.  Compensation of the Adviser. The Corporation agrees to pay, and the Adviser agrees to accept, as a compensation for the services provided by the Adviser hereunder, a base management fee ("Base Management Fee") as hereinafter-set forth in Exhibit 1 Investment Advisory Fee Schedule, attached hereto. The Corporation shall make any payments due hereunder to the Adviser or to the Adviser's designee as the Adviser may otherwise direct. To the extent permitted by applicable law, including, without limitation, the BDC provisions of the Investment Company Act, subject to the written agreement between the Corporation and the Adviser, the Adviser may elect or the Corporation may adopt a deferred compensation plan pursuant to which the Adviser may elect to defer all or a portion of its fees hereunder for a specified period of time. Until paid, the fees and expenses of the Adviser shall constitute a lien upon the assets of the Portfolio’s accounts.

5.  Covenants of the Adviser. The Adviser covenants that it is registered as an investment adviser under the Advisers Act. The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments. The Adviser further covenants that it will strictly comply with the BDC provisions of the Investment Company Act.

6.  Excess Brokerage Commissions. The Adviser is hereby authorized, in its absolute discretion, to the fullest extent now or hereafter permitted by law, to cause the Corporation to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission of another member of such exchange, broker or dealer (hereinafter the firm) would have charged for effecting that transaction, if the Adviser determines in her sole discretion that taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm's risk in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Corporation's portfolio, and in the Adviser’s sole discretion, constitutes the best net results for the Corporation and is fair and in the best interests of the Corporation.

7.  Limitations of the Employment of the Adviser. The services of the Adviser to the Corporation are not exclusive, and the Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct and indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, so long as its services to the Corporation hereunder are not impaired thereby. Nothing in this Agreement shall limit or restrict the right of any manager, partner, member, officer or employee of the Adviser to engage on any other business or to devote his or her time and attention in part to any other business, whether or a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Corporation's portfolio companies, subject to the applicable law). The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder.

8.  Limitation of Liability of the Adviser; Indemnification. The Adviser (and its officers, managers, members, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser), shall not be liable to the Corporation for any action taken or omitted to the taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Corporation, except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services, and the Corporation shall indemnify, defend and protect the Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, each of whom shall be deemed a third party beneficiary hereof) (collectively, the "Indemnified Parties") and hold them harmless from and against all damages, liabilities, cost and expenses (including reasonable attorney's fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Corporation or its security holders) arising out of or otherwise based upon the performance of the Adviser's duties or obligations under this Agreement or otherwise as an investment adviser of the Corporation. Notwithstanding the preceding sentence of this Section 8 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Corporation or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser's duties or by reason of reckless disregard of the Adviser's duties and obligations under this Agreement (as the same shall be determined in accordance with the Investment Company Act and interpretive of guidance by the SEC or its staff thereunder). The corporation’s obligation to defend shall not be affected by an allegation of willful misfeasance, bad faith or reckless disregard, unless and until such allegations have been reduced to a final judgment by a court of competent jurisdiction form which no appeal has been timely taken..

9.  Representations by Corporation. The Corporation represents that the terms hereof do not violate any obligation by which the Corporation is bound, whether arising by contract, operation of law or otherwise, and that, if required (i) this contract has been duly authorized by appropriate action and is binding upon the Corporation in accordance with its terms, and (ii) the Corporation will deliver to the Adviser such evidence of such authority as it may reasonably require, whether by way of a certified resolution, trust agreement, or otherwise.

10.  Effectiveness, Duration and Termination of Agreement.

(a)
This Agreement shall become effective as if the first date above written. This Agreement shall remain in effect for one year, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (a) the vote of the Corporation's Board of Directors, or by the vote of a majority of the outstanding voting securities of the Corporation and (b) the vote of a majority of the Corporation's directors who are independent directors, are not interested parties of this Agreement or "interested persons" (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act; provided that the failure of such bodies to so approve such continuation shall be promptly communicated to the Adviser. This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days' written notice, by the vote of a majority of the outstanding voting securities of the Corporation, or by the vote of the Corporation's Board of Directors or by the Adviser. This Agreement will automatically terminate in the event of its "assignment" (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act). The provisions of Section 8 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Section 4 through the date of termination or expiration and Section 8 shall continue in force and effect and apply to the Adviser and it representatives as and to the extent applicable.

(b)
Upon termination, the Adviser will liquidate the Portfolio unless the Corporation provides written instructions to the contrary. The Adviser agrees to use its commercially reasonable efforts to liquidate the Portfolio (i) upon receipt of proper written notice on the business day on which such termination shall become effective, if such notice is received on or before 12:00 noon and (ii) as of the following business day, if such notice is received after 12:00 noon.

(c)
Termination of this Agreement shall not affect any liability resulting from sales or exchanges initiated prior to written notice of such revocation or resulting from the winding down and liquidation of the accounts.

(d)	Upon termination, the Corporation shall receive a refund of the portion of the prepaid management fee, if any, which is not utilized.

(e)	The Adviser will not accept instructions to terminate this Agreement unless the Corporation provides written notice thereof.

11.  Notice. All written notices required hereunder shall be deemed effective when received by the Adviser at its office at 1230 Avenue of the Americas, 7th Floor, New York, New York 10020 or by fax at 646-756-2999 or by the Corporation at the address shown on the Client Instruction Form. Each party shall be entitled to presume the correctness of such addresses until notified in writing to the contrary. Receipt of a telegram or facsimile transmission by either party will constitute receipt of proper written notice hereunder. The Corporation agrees to indemnify and hold harmless the Adviser against claims, losses, expenses, or damages, including reasonable fees of investigation and counsel, in connection with any action taken by the Adviser upon receipt of a telegram or facsimile transmission in Corporation's name.

12.  Disclosure/Acknowledgement of Receipt of Form ADV Part II. By execution of this Agreement, the Corporation hereby acknowledges that the Adviser has informed the Corporation of the following: the Adviser is an Investment Adviser registered with the SEC; the Corporation has received and had an opportunity to read the Adviser’s Form ADV Part II, as required by Rule 204-3 of the Advisers Act.

13.  Amendments. This Agreement may be amended by mutual written consent, but the consent of the Corporation must be obtained in conformity with the requirements of the Investment Company Act.

14.  Assignment. This Agreement may not be assigned by either party except with the written consent of the other party.

15.  Severability. It is understood by the parties hereto that if any term, provision, duty obligation, or undertaking herein contained is held by the courts to be unenforceable or illegal or in conflict with the applicable state law, the validity of the remaining portions shall not be affected, and the rights and obligation of the parties shall be construed and enforced as if such invalid or unenforceable provision was not contained herein unless in so doing the consideration for services to be rendered herein is reduced or the responsibilities are increased by the deletion involved.

16.  Entire Agreement; Governing Law. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York. This Agreement is also intended to conform to the requirements of the Employee Retirement Income Security Act of 1974 when applicable and shall in all events be construed and interpreted in accordance therewith. To the extent any of the provisions herein conflict with the provisions of the Investment Company Act, the latter shall control.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

BLACKHAWK CAPITAL GROUP BDC, INC.

By:	/s/ Craig A. Zabala
Name: Dr. Craig A. Zabala Title: President and Chief Executive Officer

BARAK ASSET MANAGEMENT, LLC

By:	/s/ Sharon D. Highland
Name: Sharon D. Highland Title: President

EXHIBIT 1

INVESTMENT ADVISORY FEE SCHEDULE

INVESTMENT ADVISORY FEES:

The Adviser shall receive fees calculated based upon the average cash value of assets at the end of each quarter including the value of any withdrawals from the assets made during that quarter:

(1) Equities including common stocks, convertible preferred and convertible bonds:

1.8% or 180 basis points on assets equal to $50,000 to $200,000
1.55% or 155 basis points on assets equal to $200,001 to 500,000
1.20% or 120 basis points on assets equal to $500,001 to $1,500,000
0.95% or 95 basis points on assets equal to $1,500,001 to $3,500,000
0.70% or 70 basis points on assets equal to $3,500,001 to $7,500,000
0.55% or 55 basis points on assets equal to or greater than $7,500,001

(2) Bonds including taxable or tax-exempt (municipal bonds):

0.50% or 50 basis points on assets equal to $50,000 to $200,000
0.40% or 40 basis points on assets equal to $200,001 to $500,000
0.30% or 30 basis points on assets equal to $500,001 to $1,500,000
0.20% or 20 basis points on assets greater than or equal to $1,500,001

(3) Open-end, closed-end, and Exchange Traded Funds

1.75% or 175 basis points on assets equal to $50,000 to $200,000
1.50% or 150 basis points on assets equal to $200,001 to 500,000
1.25% or 125 basis points on assets equal to $500,001 to $1,500,000
1.00% or 100 basis points on assets equal to $1,500,001 to $3,500,000
0.75% or 75 basis points on assets equal to $3,500,001 to $7,500,000
0.50% or 50 basis points on assets equal to or greater than $7,500,001

Any fees and expenses charged by any fund pursuant to their prospectuses are in addition to the Adviser’s investment advisory fee and shall treated as an expense against the value of assets in the calculation of the Adviser’s fee. Brokerage commissions are to be paid in addition to investment advisory services.

If any of the above listed securities do not trade on any exchange, NASD, OTC Bulletin Board or Pink Sheets, the following shall apply as to how to value such securities: Securities will be valued at cost according to generally accepted accounting principals (GAAP).

PAYMENT OF FEES:

Investment Advisory Fees shall be billed and payable quarterly (or a prorated period, when applicable).

Fee amounts shall be debited from the Corporation's accounts on the date on which the Adviser dispatches a Quarterly Statement setting forth the basis for these charges.

Upon termination and liquidation the Adviser shall calculate the fee based upon the cash value of assets realized and the fee earned will be prorated based on the time elapsed since the prior quarterly fee payment through that liquidation of the accounts is complete or the accounts or assets are transferred to the Corporation's control or to another manager.